Exhibit 10.10

DATE:	October 9, 2014

TO:	Harry (Hank) J. Mullany, III

FROM:	Antonio Urcelay, Chief Executive Officer

SUBJECT:	2014 Option and Restricted Stock Unit Exchange (the “Exchange”)

Hank, I want to express my sincere thanks to you for all your hard work and dedication as we head into the holiday season. We are at an exciting time in our company’s history as we embark on this journey of transforming our business. In recognition of your past hard work and contributions, and to ensure we have your focus and commitment going forward, I am pleased to tell you about this opportunity to exchange your stock options and restricted stock units that were granted on November 5, 2013.

Our most recent stock valuation is $8 per share, which, unfortunately means that all of your stock options are “underwater” (i.e., the grant price is higher than our current price). To ensure that you are motivated to drive our growth and are positioned to financially benefit from it, the Executive Committee of the Board has unanimously approved the following voluntary stock option exchange offer for you:

All of your outstanding time-based non-qualified stock options with a per share exercise price of $22 may be exchanged at a rate of one (1) to one (1) for new options with an exercise price of $8 per share. Additionally, all of your outstanding performance-based non-qualified stock options may be exchanged at a rate of one (1) to one (1) for new options with an exercise price of $8.00 per share and with performance conditions that require achieving Measurement Event (as defined in the new option agreement) stock prices of $26.75 and $33.50 for each half of the grant (instead of $33.50 and $40.00, respectively, as currently in effect).

•	As a condition of the grant of the new options, you must agree to turn in and forfeit all of your outstanding stock options.

•	The grant date of the new options and the Replacement Option (as defined below) is expected to be October 10, 2014.

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The vesting schedule for your new time-based options will be as follows: 25% will vest on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date, subject to your continued employment on each such anniversary.

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To the extent that the applicable performance conditions are achieved (as described above), the time-based vesting schedule for your new performance-based options will be as follows: 25% will vest on each of the 1st, 2nd, 3rd and 4th anniversaries of the grant date, subject to your continued employment on each such anniversary.

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•	The term of the new options will expire on November 5, 2023 (subject to earlier expiration in accordance with the terms of the new option agreement).

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In addition, in consideration for your agreement to forfeit any and all rights you have to your 90,910 unvested and outstanding restricted stock units, you will be granted an additional option to purchase 181,820 shares (the “Replacement Option”). The Replacement Option will have an exercise price of $8 per share and will have the same vesting schedule that applied to your restricted stock units as of immediately prior to the cancellation (i.e., 25% shall vest on each of November 5, 2014 and the next three anniversaries thereof). The term of the Replacement Option will expire on November 5, 2023.

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Any cashless exercise of the new options (including the Replacement Option) will not be available, at least in the foreseeable future (although the Executive Committee of the Board retains the discretion to allow cashless exercise by prior written approval.)

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Unless your employment is terminated for “cause” and your vested new options (including the Replacement Option) are automatically forfeited upon such termination, all vested new options (including the Replacement Option) will remain exercisable until the earlier of (i) if, following the occurrence of either a “public offering” or a “change in control” (as such terms are defined in our 2010 Incentive Plan), we provide you with written notice that you may sell any shares acquired upon exercise of such options without any legal or other restrictions, the date that is 30 days following the date of such notice, or (ii) November 5, 2023, following the termination of your employment for any reason (as opposed to potentially being exercisable for only 30 days following the termination of your employment as is currently the case).

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Shares issuable upon exercise of your new options (including the Replacement Option) will be subject to a call right (to allow us to repurchase your shares) but will not be subject to any put rights (which would give you the right to sell your shares to us).

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Additionally, as a condition to the grant of the new options (including the Replacement Option), you will agree that (i) all shares issued or issuable to you under our 2010 Incentive Plan (including any shares issued prior to October 10, 2014) will be subject to our call right to repurchase those shares following the termination of your employment for any reason during the one-year period commencing on the later of (x) the termination date and (y) for each share acquired upon the exercise of an option the date on which such share was acquired upon such exercise, with the purchase price per share being the then current fair market value of a share on the date of purchase as determined by our board of directors, provided, that if we determine that it is necessary to avoid an additional compensation expense, then such shares (including shares issued upon the exercise of an option) may only be so purchased if and when the shares have been issued, vested (if applicable) and outstanding for at least six months, (ii) any put rights you may have with respect to shares issued or issuable to you under either our 2010 Incentive Plan or our 2005 Management Equity Plan may only be exercised with the prior written approval of our Board or its Executive Committee and (iii) any right you have to cover taxes due upon the vesting of restricted stock awards or restricted stock units granted to you under our 2010 Incentive Plan through net settlement will also require prior written approval of our Board or its Executive Committee.

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By electing to participate in this Exchange, you agree to accept all of the terms and conditions of the Stock Option Agreements and the Amended Management Stockholders Addendum, which are provided to you with this letter.

While the specialty retail toy and baby market has become increasingly competitive, we have confidence in our team and our ability to make kids dreams come true. Together, we can ensure a successful and profitable holiday season for our entire team.

Once again, I want to personally thank you for your individual efforts in helping us successfully transform our business and make it fit for growth. I hope you are delighted with this unique and generous opportunity. If you have any questions or comments, please be sure to let me know.

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Please confirm your agreement to receive the new option grants on the terms set forth herein by acknowledging below.

Agreed and Acknowledged

/s/ Harry J Mullany III	October 14, 2014
Harry J. Mullany, III	Date

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